EXHIBIT 10.93
February 1, 2011
Edward M. Rahill
1865 Hickory Valley Road
Milford, MI 48380
Dear Ed:
     As we have discussed, you and we have agreed that your employment with ITC Holdings Corp. and its subsidiaries (collectively, the “Company”) in all capacities will be terminated, effective March 1, 2011 (the “Effective Date”). This letter agreement sets forth the entire understanding between us with respect to these matters.
     1. You will continue to be covered as an employee of the Company by your Employment Agreement, dated December 1, 2008 (the “Employment Agreement”), obligated to perform your duties thereunder and entitled to receive the benefits to which you are entitled thereunder through the Effective Date. Your employment will cease on the Effective Date. The parties’ obligations under Sections 6 and 8 through 12 of the Employment Agreement (as modified herein), however, shall survive the termination of your employment; provided that, except as otherwise specifically provided in this letter agreement, following the Effective Date you shall have no further rights to compensation or any other benefits under the Employment Agreement and the benefits provided under this letter agreement (except as otherwise noted herein) are in lieu of and supersede any benefits to which you may otherwise be entitled under the Employment Agreement, including, without limitation, Section 7 thereof. The Company shall have the right to deduct from any payments made under this letter agreement all applicable tax withholdings with regard to amounts being paid pursuant to this letter agreement, determined in accordance with the Company’s normal practices. Defined terms used in this letter agreement that are not defined in this letter agreement shall have the meaning assigned to them in the Employment Agreement.
     2. As provided in Section 7.c. of the Employment Agreement, you will continue to receive payment in substantially equal installments, in accordance with the normal payroll practices of the Company, for a period of two (2) years following the Effective Date (the “Severance Period”), of your annual rate of Base Salary as in effect immediately prior to the Effective Date (such aggregate amount, the “Severance Payment”); provided, however, that because you are a “specified employee” within the meaning of Internal Revenue Code (the “Code”) Section 409A and in accordance with the involuntary “separation pay plan” exception under the Code Section 409A regulations, the total of all amounts paid to you within the first six (6) months following such termination pursuant to this provision shall not exceed two times the lesser of (I) the sum of your annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which your termination occurs (adjusted for any increase during that year that was expected to continue indefinitely, if you had not terminated), or (II) the Code Section 401(a)(17) limit on compensation for the calendar year in which you terminate. To the extent a portion of the Severance Payment exceeds such limitation, the payment shall not commence until the first business day following the date that is six months after the date of termination of your employment (the period during which such payments may be limited under Code Section 409A, the “409A Period”), at which time the Company shall (III) pay to you, in one lump sum, an amount equal to the portion of the Severance Payment that would otherwise have been payable during the 409A Period, and (IV) thereafter continue to pay the remaining unpaid portion of the Severance Payment in accordance with the normal Company payroll practices through the end of the Severance Period as otherwise provided in this paragraph 2.
     3. As provided in Section 7.c. of the Employment Agreement, you will receive payment of your Target Bonus for calendar year 2010 in an amount equal to the product of the Company’s actual achievement of the performance targets for 2010 multiplied by 100% of your annual rate of Base Salary as in effect as of December 31, 2010. You will also receive payment of the Executive Bonus Multiplier, based on the calculation of total shareholder return, if applicable. Such amounts shall be payable in a lump sum by the Company no later than March 15, 2011. As also provided in Section 7.c. of the Employment Agreement, if the Company actually achieves the performance targets for 2011 as determined by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”), you will receive payment of a pro rata portion of your Target Bonus for calendar year 2011 calculated based on the number of days you were employed by the Company in 2011 relative to the full calendar year and assuming a Target Bonus of 100% of your annual rate of Base Salary as of the Effective Date. Any such 2011 Annual Bonus shall be paid at the time that such Annual Bonuses for 2011 (if any) are paid to the Company’s executives generally (but no later than March 15, 2012). In addition, you will be eligible to receive development bonuses (if any) paid on the Hugo-Valliant, KETA Phase 1 and KETA Phase 2 projects. These bonuses will be paid subject to and contingent upon approval by the Compensation Committee of bonuses upon project completion and in-service implementation and will be calculated in the same manner and paid at the same time as for other Company executives generally (but no later than 2 1/2 months after the end of the calendar year in which each of such bonuses is approved), using your Base Salary as of the Effective Date (to the extent applicable).
     4. You are one hundred percent (100%) vested in and will be eligible for benefits under the following Company retirement benefit plans: (i) the International Transmission Company Retirement Plan — Traditional, benefits will be payable in accordance with plan provisions when you attain age 65; (ii) the International Transmission Company Executive Supplemental Retirement Plan (“ESRP”), benefits will be payable in accordance with plan provisions on March 1, 2012; (iii) the International Transmission Company Retirement Plan — Cash Balance, resulting from the ESRP Shift, benefits will be payable in accordance with plan provisions; and (iv) the ITC Savings and Investment Plan, benefits will be payable in accordance with plan provisions.
     5. The Company will pay to you the additional sum of Twenty Five Thousand Dollars ($25,000.00), in lieu of outplacement services otherwise available to you under the Employment Agreement, and in consideration of your acknowledgements and obligations under this letter agreement. Such amount shall be payable in a lump sum by the Company within sixty (60) calendar days after the Effective Date.
     6. In consideration of your acknowledgements and obligations under this letter agreement, all of the stock options from the grants made to you pursuant to the agreements dated August 16, 2006, August 15, 2007, August 13, 2008, May 19, 2009 and May 18, 2010 (the “Option Agreements”) will continue to vest according to the vesting schedules in the Option Agreements (as if you had remained employed by the Company) and will be fully exercisable by you for three months following each applicable vesting date. In addition, any vested options available to you as of the Effective Date must be exercised within three months from the Effective Date. Any vested options, either currently vested or that vest in the future, that are not exercised within the three months following the applicable vesting date will terminate in accordance with their terms. Except as modified by this letter agreement, the terms and conditions of the Option Agreements shall survive and remain in effect following the Effective Date. This letter agreement shall be deemed an amendment of the Option Agreements to the extent this letter agreement modifies any of the terms thereof.
     7. In consideration of your acknowledgements and obligations under this letter agreement, all of the restricted stock from the grants made to you pursuant to the agreements dated August 16, 2006, August 15, 2007, August 13, 2008, May 19, 2009 and May 18, 2010 (the “Restricted Stock Agreements”) will continue to vest according to the vesting schedules in the Restricted Stock Agreements (as if you had remained employed by the Company). Except as modified by this letter agreement, the terms and conditions of the Restricted Stock Agreements shall survive and remain in effect following the Effective Date. This letter agreement shall be deemed an amendment of the Restricted Stock Agreements to the extent this letter agreement modifies any of the terms thereof.
     8. In consideration of the benefits granted in paragraphs 6 and 7, above, the Non-Competition provisions in the Employment Agreement shall extend and remain in full force and effect until December 31, 2013.
     9. In consideration of your contributions to the Company, the Company will pay to you a sum equal to the aggregate cash dividend that would be paid on the shares underlying the stock options held by you pursuant to the 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and Its Subsidiaries if those shares were outstanding as of March 1, 2011. Payment will be made in a lump sum on March 15, 2011.
     10. All business expenses incurred during your employment for which you are seeking reimbursement under the Employment Agreement must be submitted in accordance with applicable Company policy to the Company on or before the Effective Date or the Company will have no obligation to make such reimbursement.
     11. The Company shall provide or make available to you and your spouse the Medical, Dental and Vision coverage under the International Transmission Company Post-Retirement Welfare Plan, as in effect and as modified from time to time. You will also be eligible for retiree life insurance under the plan. You will be required to accept the benefits under this program in lieu of electing Consolidated Omnibus Budget Reconciliation Act

(“COBRA”) coverage under the International Transmission Company Welfare Benefit Plan for you and your spouse.
     The Company shall provide or make available to your children the Medical, Dental and Vision coverage currently being provided under the International Transmission Company Welfare Benefit Plan (to the extent required to be provided by COBRA), for up to twenty-four (24) months following the Effective Date. Such coverage will be provided to your children through the International Transmission Company Welfare Benefit Plan’s COBRA provisions, or through the purchase of private insurance by the Company to the extent the plan cannot provide the continuing coverage described herein or cannot do so on a non-discriminatory basis for tax purposes. Such coverage will be provided at the same cost(s) to you as paid by other executives of the Company, and during that period the Company will provide you with (i) a cash subsidy equal to the Company’s portion of the premium payments under the plan, such cash subsidy shall be payable in accordance with normal Payroll Company payroll practices; and (ii) a tax gross-up amount equal to forty and eight-tenths percent (40.8%) of such Company payment, such tax gross-up shall be payable in a lump sum by the Company within sixty (60) calendar days after the Effective Date. COBRA coverage rules must be followed in order to continue coverage under the plan, or coverage will be terminated.
     In the alternative, the Company has discussed with you the possibility of amending the International Transmission Company Post-Retirement Welfare Plan to allow for coverage of children up to age 19. If the Company implements this Plan amendment, coverage for your dependent children would be provided through the Plan for up to twenty-four (24) months following the Effective Date. Such coverage will be provided at the same cost(s) to you as paid by other executives of the Company. Plan coverage rules must be followed in order to continue coverage under the Plan, or coverage will be terminated. After 24 months of coverage, the Plan provisions will determine any options available for continuing coverage at your expense.
     12. All Company property should be returned to the Company no later than the Effective Date. All copies of Company documents, reports, letters, manuals and other materials (excepting only non-Company personal letters and memorabilia) in your possession should also be turned over to the Company by the Effective Date.
     13. In consideration of the benefits being afforded to you pursuant to this letter agreement, you agree to execute and deliver to the Company, as of the Effective Date, a general release in the form attached hereto as Exhibit A (the “General Release”). You also acknowledge that no amounts (including without limitation those amounts set forth in paragraphs 2, 3 and 5) or benefits will be paid or provided to you pursuant to this letter agreement before the later of the date(s) set forth above, or the tenth business day after the date on which you have delivered the executed General Release, and further that you will not be entitled to any such payments or benefits in the event you revoke this letter agreement or the General Release. In addition, you acknowledge (i) that you do not have any rights or claim for benefits under the Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan, other than to the extent set forth in paragraphs 6 and 7, (ii) that you are not vested in, and have no claim under or right to any payment under, the ITC Holdings Corp. Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees, the ITC Holdings Corp. Executive Group Special Bonus Plan, the International Transmission Company Executive Deferred Compensation Plan or any other

Company compensation, benefit, severance, stock or option grant plans or programs, unless specifically identified in this letter agreement, and (iii) that the General Release will constitute confirmation of your acknowledgement in this regard and constitute a waiver of any right to bring claims for any such payments.
     14. You agree that you will not make negative, disparaging, defamatory or other unfavorable comments regarding the Company, or any directors or employees of the Company, to any person, nor will you take any action, directly or indirectly, to cause harm to or adversity for the Company. You also agree not to disclose the terms of this letter agreement to any third party, except as required by law, or as is necessary for purposes of securing counsel from your attorney or accountant.
     15. You agree not to initiate or cause to be initiated against the Company, its subsidiaries or their respective directors, officers, employees and agents, any benefit plan maintained by the Company or its subsidiaries and any fiduciary or administrator of any such plan, any compliance review, investigation, or proceeding of any kind, or participate in the same, individually or as a representative or member of a class (except as required by law), under any contract (express or implied), tort, or any federal, state or local law or regulation.
     16. You understand that you do not waive rights or claims that may arise after the Effective Date. You understand, acknowledge and agree that you are advised to consult with an attorney prior to executing this letter agreement. You further understand that you have been given 21 days (or more) within which to consider this letter agreement or, if you have signed this agreement before 21 days has elapsed, you have done so voluntarily and knowingly, after consultation with and upon the advice of your attorney.
     17. You understand and agree that you may revoke this letter agreement for a period of seven calendar days following the execution of the letter agreement. This letter agreement is not effective until this revocation period has expired. You understand that any revocation, to be effective, must be in writing and either (a) postmarked within seven days of execution of this letter agreement and addressed to Linda Blair, the Company’s Executive Vice President and Chief Business Officer, or (b) hand delivered to Linda Blair within seven days of execution of this letter agreement. You understand that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing. If either this letter agreement or the General Release is revoked by you, this letter agreement will be nullified and you will not be entitled to any of the payments or benefits provided herein.
     18. In agreeing to this letter agreement, you are doing so completely voluntarily and you agree that you have not relied on any oral statements or explanations made by the Company or its representatives.
     19. This letter agreement is in full accord and satisfaction and compromise of any and all claims you may have against the Company and is not to be construed as an admission of liability of any kind on the part of the Company.

     20. Disputes arising under this letter agreement shall be resolved in accordance with the procedures and provisions of Section 11 of the Employment Agreement. In addition, you acknowledge and agree that the Company’s remedies at law for your breach or threatened breach of any of the provisions of this letter agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this letter agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The Company’s obligation to pay you the amounts provided herein shall be subject to setoff, counterclaim and recoupment of amounts owed by you to the Company or its affiliates.
     21. Except as otherwise specifically provided herein, this letter agreement contains the entire agreement between you and the Company. Any modification of this letter agreement must be made in writing and signed by you and by the Company.
     22. This letter agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures to this letter agreement made by a facsimile copy shall have the same force and effect as original signatures.
     23. This letter agreement and the respective rights and obligations of the parties hereunder shall be governed by the internal laws of the State of Michigan without regard to its choice or conflicts of law principles.
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     If you understand and agree to the foregoing terms, please execute this letter agreement in the space below and return it to the Company.

Very truly yours, ITC Holdings Corp.
By:	/s/ Joseph L. Welch
Joseph L. Welch
Its: President and Chief Executive Officer

Read, understood, accepted
and agreed this 4th day of
February, 2011.

/s/ Edward M. Rahill
Edward M. Rahill

Exhibit A
GENERAL RELEASE
          Section 1. Release. For and in consideration of the payment of the amounts and the provision of the benefits described in that certain letter agreement dated January, 2011 (the “Letter Agreement”) pursuant to which the employment of the undersigned under that certain Employment Agreement dated as of December 1, 2008 by and between Edward M. Rahill (the “Executive”) and ITC Holdings Corp. (the “Company”) (the “Employment Agreement”) was terminated, the Executive hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and the Executive does hereby, fully and completely forever release the Company and its respective past, current and future affiliates, shareholders, predecessors and successors and all of their respective past and/or present representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Executive or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to the Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this General Release is signed by the Executive. Without limiting the generality of the foregoing, the Executive hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and the Executive does hereby, fully and completely forever release the Company Releasees and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities in connection with or in relationship to the Executive’s employment or other service relationship with the Company, the termination of any such employment or service relationship and any applicable employment or compensatory arrangement with the Company (including, without limitation, the Employment Agreement, any exhibits attached thereto, any amendments thereto, and any other equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims to enforce the Executive’s rights or obligations under, or with respect to, (i) the Letter Agreement, or (ii) any indemnification provisions in the charter, by-laws or similar organizational documents of the Company or its subsidiaries of which Executive is a director or officer, or any directors and officers’ liability insurance policy thereof.
     Section 2. Waiver. Notwithstanding the generality of Section 1 above, the Released Claims include, without limitation: (i) any and all claims relating to base salary or bonus payments or benefits pursuant to the Employment Agreement, other than those payments and benefits specifically provided for in the Letter Agreement; (ii) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment and Housing Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.
THIS MEANS THAT, BY SIGNING THIS GENERAL RELEASE, THE EXECUTIVE WILL HAVE WAIVED ANY RIGHT THE EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS GENERAL RELEASE.
          Section 3. The Executive’s Representations and Warranties. The Executive represents that he has read carefully and fully understands the terms of this General Release, and that the Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this General Release. The Executive acknowledges and agrees that he is executing this General Release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in the Letter Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the General Release. The Executive further acknowledges, understands, and agrees that his employment with the Company has terminated. The Executive acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this General Release and that the Age Discrimination in Employment Act gives him the right to revoke this General Release within seven (7) days after it is signed, and the Executive understands that he will not receive any payments under the Letter Agreement until such seven (7) day revocation period has passed and then, only if he has not revoked this General Release or the Letter Agreement. To the extent the Executive has executed this General Release within less than twenty-one (21) days after its delivery to him, the Executive hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.
          This General Release is final and binding and may not be changed or modified, except by written agreement by both of the Company and the Executive.

/s/ Edward M. Rahill
Edward M. Rahill

Date: February 4, 2011